Exhibit 3.3

ARTICLES OF INCORPORATION

OF

FIRST BRANDON FINANCIAL CORPORATION

(VERMONT PROFIT T.11A)

ARTICLE I

The name by which the Corporation shall be known is First Brandon Financial Corporation.

ARTICLE II

The duration of the Corporation shall be perpetual. The Corporation’s fiscal year shall end on December 31st of each year.

ARTICLE III

The principal purpose for which the Corporation is organized is to engage in the business of a bank holding company. The Corporation is further empowered to transact any and all lawful business for which corporations may be incorporated under Chapter 11A of the Vermont Business Corporation Act (“V.S.A.”), as such chapter now exists or is amended hereafter.

ARTICLE IV

The principal place of business of the Corporation shall be 2 Park Street in the town of Brandon, Vermont, but the Corporation may carry on any portion of its business at such other places within or without the State of Vermont as the Corporation may from time to time determine in accordance with applicable laws and regulations. The Corporation’s initial registered agent shall be Scott A. Cooper, 2 Park Street, Brandon, VT 05733.

ARTICLE V

The total authorized capital stock of the Corporation shall be Five Hundred Thousand (500,000) shares of Common Stock having a par value of forty cents ($.40) per share.

The rights and privileges of the Common Stock are as follows:

1. Voting Rights. The holders of the common stock shall be entitled to one vote per share.

2. Dividend Rights. Such dividends as may be determined by the Board of Directors may be declared and paid upon the common stock from time to time out of funds legally available therefor.

3. Cumulative Voting for Directors. Any holder of capital stock of the Corporation shall be entitled to cumulate his or her votes with respect to the election of directors (but not otherwise), by giving one candidate as many votes as the number of directors multiplied by the number of his shares of capital stock shall equal, or by distributing his or her votes among any number of candidates on the same principle. This provision shall not be amended except upon a vote of the holders of at least three-fourths of all common stock then outstanding. Shares otherwise entitled to vote cumulatively may not be voted cumulatively at a meeting unless the meeting notice or accompanying proxy statement states conspicuously that cumulative voting is authorized.

4. Pre-emptive Rights. In the event of the issuance of any of the authorized common stock of the Corporation not then issued, or in the event of the increase of the authorized common stock of the Corporation, the holders of the common stock of the Corporation at that time outstanding shall have a pre-emptive right to subscribe pro rata to their holdings for the common stock issued.

5. Further Restrictions on Common Stock. Other restrictions with respect to the common stock, including restrictions on and requirements for the transfer of shares, shall be as set forth in the Corporation’s Bylaws.

ARTICLE VI

The Incorporators of the Corporation shall determine at their first meeting the number of Directors to constitute the initial Board of Directors, which shall be not fewer than five, nor more than twenty-five directors, and shall elect the initial Board. The initial Directors shall hold office until the first annual meeting of the shareholders and thereafter until their successors have been elected and qualified to assume such office.

Subject to the foregoing, the duties and powers, manner of election, and terms of office of the Corporation’s Directors and Officers, and other provisions relating to the management of the affairs of the Corporation, shall be as set forth in the Corporation’s Bylaws.

ARTICLE VII

Prior to the election of the initial Board of Directors and the initial issue of the Corporation’s common stock, the Articles of Incorporation may be amended only by the affirmative vote of eighty percent (80%) of the Incorporators, upon seven (7) days written notice of the proposed amendment. After the election of the initial Board of Directors and the issuance of common stock, the Articles of Incorporation may be amended only upon, first the affirmative vote of a majority or written consent of the Board of Directors, and then by the affirmative vote of a majority or the written consent of the issued and outstanding shares of common stock of the Corporation unless such amendment is listed in V.S.A. §10.02 as an action not requiring shareholder action in which case the Board of Directors alone may adopt such amendment.

ARTICLE VIII

The initial Bylaws of the Corporation shall be adopted by the Incorporators. The power to alter, amend or repeal the Bylaws, or to adopt new Bylaws, shall be as provided in the Bylaws.

ARTICLE IX

To the fullest extent now or hereafter permitted by law, no Director or Officer of the Corporation shall be personally liable to the Corporation or its Stockholders for monetary damages for any breach of fiduciary duty as a Director or Officer, except liability for: (a) the amount of a financial benefit received by a director to which the director is not entitled; (b) an intentional or reckless infliction of harm on the Corporation or its shareholders; (c) a violation of V.S.A. §8.33 for unlawful distributions; or (d) an intentional or reckless criminal act. Any amendment or repeal of the foregoing provision shall not adversely affect any right or protection of any Director or Officer of the Corporation existing at the time of such amendment or repeal.

ARTICLE X

Action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by the holders of at least a majority of all of the shares entitled to vote on the action, and if each shareholder is given prior notice of the action proposed to be taken. Each action must be evidenced by one or more written consents describing the action taken, signed by the holders of at least a majority of all the shares and included in the minutes of the Corporation. Prompt notice of any action taken by less than unanimous written consent in lieu of a meeting shall be given to all shareholders entitled to vote on such action.

ARTICLE XI

The names and addresses of the Incorporators of the Corporation are as follows:

Scott A. Cooper 541 Smalley Road Brandon, VT 05733	Charles J. Smid 2648 Burr Pond Road Sudbury, VT 05733

Charles S. Jakiela 1057 Union Street Brandon, VT 05733	Charles P. Memoe 4 Ormsbee Drive Brandon, VT 05733

Peter D. Terwilliger 761 Arch Street Pittsford, VT 05763	Carolyn B. Whittaker 14 Mount Pleasant Drive Brandon, VT 05733

SIGNATURES

Scott A. Cooper	Charles J. Smid

Charles S. Jakiela	Charles P. Memoe

Peter D. Terwilliger	Carolyn B. Whittaker